UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Calavo Growers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Since 1924

The First Name in Avocados

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2020

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

We are pleased to invite you to attend the 2020 Annual Meeting of Shareholders of Calavo Growers, Inc. The meeting will be held on April 22, 2020 at 1:00 p.m. Pacific Time at 15765 W. Telegraph Road, Santa Paula, California, 93060 for the following purposes:

(1)	To elect the thirteen directors named in the accompanying proxy statement, each for a term of one year;

(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2020;

(3)	To conduct an advisory vote on executive compensation;

(4)	To vote upon a shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting; and
(5)	To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The close of business on February 24, 2020 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.  For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1141-A Cummings Road, Santa Paula, California.

Accompanying this Notice is a proxy.  Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly.  If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.  To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 17, 2020.

All shareholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

/s/ James Gibson	/s/ J. Link Leavens

James Gibson	J. Link Leavens
Chief Executive Officer	Chairman of the Board of Directors

February 28, 2020

Santa Paula, California

Since 1924

The First Name in Avocados

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Calavo Growers, Inc. to be held on Wednesday, April 22, 2020, beginning at 1:00 p.m. local time, at 15765 W. Telegraph Road, Santa Paula, California, 93060 and at any postponements or adjournments thereof.  This proxy statement and the accompanying proxy are being mailed to shareholders on or about March 3, 2020 in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on April 22, 2020.  As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement.  This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the annual meeting of shareholders;
•	Our 2019 Annual Report, which includes key information from our 2019 Form 10-K; and
•	A proxy card or a voting instruction card for the annual meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers for fiscal 2019, and other required information.

How may I obtain a copy of Calavo’s 2019 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2019 Annual Report to Shareholders, which includes key information from our 2019 Form 10-K, is enclosed.  Shareholders may request another free hard copy of our 2019 Annual Report to Shareholders and/or a free copy of our entire Form 10-K, from:

Corporate Controller
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060

(805) 525-1245

Calavo also will furnish any exhibit to our 2019 Form 10-K, if specifically requested, for a fee of $0.20 per page to cover our expenses.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22,  2020

This proxy statement, the accompanying proxy, our 2019 Annual Report to Shareholders and our 2019 Form 10-K are also available on our website at http://www.calavo.com under “Investor Relations – Financial Information”.

How may I request multiple sets of proxy materials if two or more shareholders reside in my household?

To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders.  We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered.  Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to Calavo Growers, Inc., 1141-A Cummings Road, Santa Paula, California 93060, Attention James Snyder, or by calling Mr. Snyder at (805) 525-1245.

How may I request a single set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date, and return each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors
•	The ratification of Calavo’s independent registered public accounting firm for the 2020 fiscal year
•	Advisory vote on executive compensation
•	The shareholder proposal regarding independent director representation on the Board of Directors

We also will consider any other business that properly comes before the annual meeting.  See question below.

What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.  If you grant a proxy, the persons named as proxy holders, Lecil E. Cole and J. Link Leavens, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the thirteen nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2020 fiscal year, FOR the approval of the compensation of Calavo’s named executive officers, and AGAINST the shareholder proposal.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.  Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on February 24, 2020, the Record Date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting.  You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.  On the Record Date, we estimate Calavo had approximately 17.6 million shares of common stock issued and outstanding.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting.  If you are a shareholder of record, you may vote by submitting a proxy.  If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.  For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes.  Calavo shareholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card (generally obtained from your broker, trustee or nominee) provided and mailing it in the accompanying pre-addressed envelope.   The voting instruction card provided by your broker, trustee or nominee may also provide you with the option to vote by telephone or the internet.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the annual meeting.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may change your vote at any time prior to the vote at the annual meeting.  If you are the shareholder of record, you may change your vote at any time before it is voted at the meeting by transmitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by sending a written notice of revocation to the Corporate Secretary for receipt prior to the meeting at the address shown under the question below titled, “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” or by attending the annual meeting and voting in person.   Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.  For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.  Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote "FOR," "WITHHOLD AUTHORITY" or "ABSTAIN" with respect to each of the nominees.

In the election of directors, you also may cumulate your votes as described in the question below titled, "Is cumulative voting permitted for the election of directors?"

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2020 fiscal year.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the advisory vote on executive compensation.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the shareholder proposal regarding independent director representation on the Board of Directors.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.  If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of the compensation of Calavo’s named executive officers and AGAINST the shareholder proposal regarding independent director representation on the Board of Directors).

What happens if a director nominee receives a greater number of “WITHHELD” votes than “FOR” votes?

If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

What is the voting requirement to approve each of the proposals?

In the election of directors, the thirteen director candidates receiving the highest number of affirmative votes will be elected.  Approval to ratify the appointment of our independent registered public accounting firm for the 2020 fiscal year, approval of the advisory vote on executive compensation, and approval for the shareholder proposal regarding independent director representation on the Board of Directors each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the vote on the shareholder proposal regarding independent director representation on the Board of Directors (Proposal No. 4) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1, 3 and 4.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote.  Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.  For example, if you own 100 shares of stock and there are 13 directors to be elected at the annual meeting, you may allocate 1,300 "FOR" votes (13 times 100) among as few or as many of the 13 nominees to be voted on at the annual meeting as you choose.  You may not cumulate your votes against a nominee.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting.  If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote by proxy card or voting instruction card and sign your card with no further instructions, Lecil E. Cole and J. Link Leavens, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Cumulative voting applies only to the election of directors.  For all other matters, each share of common stock outstanding as of the close of business on February 24, 2020, the record date for the annual meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company American Election Services, LLC.

Who will bear the cost of soliciting votes for the annual meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  We have retained Broadridge Financial Solutions, to assist with the distribution and tabulation of proxies from the shareholders of record for approximately $25,000.  We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners.  Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results on a Form 8-K filed with the SEC shortly after our annual meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, contact information listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

PO Box 505000

Louisville, KY 40233-5000

Overnight Delivery:

462 South 4th Street Suite 1600

Louisville, KY 40202

(800) 962-4284

Foreign Holders: (781) 575-3120

Shareholder website: www.computershare.com/investor

Shareholder online inquiries: www-us.computershare.com/Investor/Contact

Annual Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, an advisory vote on executive compensation, and the shareholder proposal regarding independent director representation on the Board of Directors.  In addition, management will report on our performance during fiscal year 2019 and respond to questions from shareholders.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 17, 2020.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy.  Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings.  For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 3, 2020.  If the date of next year's annual meeting is moved more than 30 days before the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.  Proposals should be addressed to our corporate address:

Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060

In accordance with the advance notice provisions of our bylaws, notice of any proposal that a shareholder intends to present at the 2021 annual meeting of shareholders, but which the shareholder does not intend to have included in our proxy statement for next year’s annual meeting, as well as any director nominations by a shareholder, must be delivered to our Corporate Secretary at the address specified in the preceding paragraph not earlier than the close of business on December 24, 2020 and not later than the close of business on January 22, 2021.  Each such notice must be made by a shareholder of record and must also contain the information specified in our bylaws for director nominations and other shareholder proposals.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board's Nominating and Corporate Governance Committee.  Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws.  See “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals.  In addition, our bylaws are included as an exhibit in our filed form 10-K filed with the SEC on December 17, 2019.

How may I communicate with Calavo's Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com.  All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles.  Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace.  We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees.  Copies of our code of business conduct and ethics and our Board committee charters are posted on our website at http://www.calavo.com under “Investor Relations – Corporate Governance”.

Shareholders may request free printed copies of our code of business conduct and ethics and our Board committee charters from:

Calavo Growers, Inc.

Attention:  Corporate Secretary

1141-A Cummings Road

Santa Paula, CA 93060

(805) 525-1245

Board Structure, Independence of Directors and Committee Composition

As of the date of this proxy statement, our Board has thirteen directors.  The Board has recommended the election of the thirteen director nominees who are identified in this proxy statement, each of whom currently is a director of Calavo.

The Board has determined that each of the following seven non-employee directors standing for election is independent under applicable NASDAQ rules:  James Helin, Kathleen Holmgren, John Hunt, Marc Brown, Michael A. DiGregorio, Egidio Carbone, Jr., and Steven Hollister.

The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating and Corporate Governance, and (4) Compensation.  The membership during the last fiscal year through the date of this proxy statement, and the function of each of the committees, are described below.  During fiscal year 2019, the Board held 11 meetings. Each director attended at least 75% of all Board and applicable Committee meetings for which he or she served as a Committee member.  Directors are encouraged by the Board to attend annual meetings of Calavo’s shareholders, and all of our directors attended the 2019 annual meeting of shareholders.

The Board has determined that each current member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ regarding the independence of audit committee members and meets NASDAQ’s financial knowledge and sophistication requirement. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is independent within the meaning of applicable NASDAQ rules regarding the independence of compensation committee members.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Lecil E. Cole	*
James D. Helin			*
Michael A. DiGregorio		*	*	*
Kathleen M. Holmgren		*		*
Harold S. Edwards	*
Egidio Carbone, Jr.		**	**
Donald M. Sanders	*
Dorcas H. Thille	*
Scott Van Der Kar	*
J. Link Leavens	**
John M. Hunt
Steven Hollister		*		**
Marc L. Brown
Number of meetings in fiscal year 2019	1	6	1	4

*Member.

**Chair.

Executive Committee.  The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law and by policy.

Audit Committee.  The Audit Committee assists the Board and management in fulfilling their responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of our internal audit function and the independent registered public accounting firm, and risk assessment and risk management.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons.  The Audit Committee works closely with management, as well as the independent registered public accounting firm.

The Board has determined that Egidio Carbone, Jr. and Michael A. DiGregorio are audit committee financial experts as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 45.  The charter of the Audit Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

The charter of the Nominating and Corporate Governance Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Compensation Committee.   The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants.  Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees.  For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation-Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors.  The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a periodic determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon applicable facts and circumstances.  During the period in which Lecil E. Cole served as Calavo’s Chief Executive Officer, the Board believed that, because of Mr. Cole’s extensive experience with all aspects of Calavo’s business operations and governance, it was not necessary or in the best interests of Calavo’s shareholders for the positions of Chairman of the Board and Chief Executive Officer to be separated.

Mr. Cole retired as Calavo’s Chief Executive Officer and President on January 31, 2020, and Mr. Cole retired as Chairman of the Board of Directors on February 26, 2020 although he remains a director of Calavo. The Board took Mr. Cole’s retirement as an opportunity to reconsider whether the positions of Chairman of the Board and Chief Executive Officer should be separated. The Board concluded that, in light of the appointment of a new Chief Executive Officer, it is now in the best interest of Calavo and its shareholders that the positions of Chairman of the Board and Chief Executive Officer should be separated.  The Board believes that this separation is desirable because it will allow the newly appointed Chief Executive Officer to focus on the day-to-day operations of Calavo while allowing the newly appointed Chairman of the Board, Link Leavens, to focus on long-range strategic issues and corporate governance. Mr. Leavens has served as a non-employee director of Calavo since 1987 and has extensive experience with Calavo’s business operations and governance.

Risk Oversight

The Board identifies and reviews with senior corporate management issues concerning the key areas of business and financial risk to which Calavo is exposed.  In this context “business and financial risk” is broadly construed to include risks, of whatever nature or source:  (1) to the achievement of Calavo’s strategic or tactical objectives and its financial plans; (2) to management effectiveness; (3) to Calavo’s reputation or legal position; and (4) to Calavo’s financial condition, results of operations or cash flows.

The Board has delegated to the Compensation Committee the duty to consider whether Calavo’s compensation practices and policies for its executive officers create unnecessary risks to Calavo.  The Compensation Committee reports back to the full Board with respect to its assessment.

Director Nominees

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for candidates for membership on the Board.  In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.  Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Calavo Growers, Inc.
1141-A Cummings Road
Santa Paula, CA 93060

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholders’ meeting by following the procedures set forth in our bylaws.  See "Questions and Answers— What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Neither the Nominating and Corporate Governance Committee nor the Board has a written policy regarding the consideration of diversity in identifying director nominees. However, in recommending candidates for appointment or election to the Board, the Nominating and Corporate Governance Committee seeks to have a Board consisting of directors with diverse backgrounds, skills, experiences and expertise and considers factors such as industry experience, unique expertise, gender diversity and other background diversity and prior business leadership and board positions.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons.  These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.  As described above, the Nominating and Corporate Governance Committee considers shareholder nominations for candidates for the Board.  If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Director Compensation

Each of our non-employee directors was paid a $15,000 annual retainer for services rendered from January to December 2019 and was reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director.  In January 2020, the annual retainer was increased to $40,000 in connection with a reduction in the annual grant of shares of common stock from 1,750 shares to 1,500 shares. Each non-employee director also receives cash compensation of $2,000 for each day of attendance at each Board meeting.

During our 2019 fiscal year, the chairs of the Audit Committee and the Compensation Committee each received an additional retainer of $10,000, and the chair of the Nominating and Corporate Governance Committee received an additional retainer of $5,000.  Additionally, committee members receive $500 per committee meeting attended, although members of the Executive Committee receive a meeting fee of $1,000 per Executive Committee meeting attended.  Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board of Directors.

On January 2, 2020, all 12 of our non-employee directors were granted 1,500 restricted shares each (total of 18,000 shares).  These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $87.21.  As of January 2, 2021, these shares will vest and be unrestricted.

In January 2019, all 12 of our non-employee directors were granted 1,750 restricted shares each (total of 21,000 shares).  These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $71.56.  As of January 2, 2020, these shares vested and became unrestricted.

Directors are required to own at least 4,000 shares of our common stock.  If Director does not own 4,000 shares, the Director must retain at least 600 of awarded shares, once vested, until the date that the Director owns at least 4,000 shares of common stock.  Once the Director owns at least 4,000 shares of Common Stock, the Director shall not be required to retain any awarded shares, once vested, so long as the Director at all times thereafter continues to own at least 4,000 shares of Common Stock during the period that he or she is a director of Calavo.

Director Compensation Table

The following table summarizes compensation that our directors (other than Lecil Cole, a named executive officer) earned during fiscal 2019 for services as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards(1)	Total ($)	Options Held at 10/31/19
Kathleen Holmgren	$60,000	$125,230	(2)	$-	$185,230	10,000
Marc Brown	$59,000	$125,230	(2)	-	$184,230	2,000
Egidio Carbone	$77,000	$125,230	(2)	-	$202,230	-
Harold Edwards	$49,000	$125,230	(2)	-	$174,230	-
Steven Hollister	$74,000	$125,230	(2)	-	$199,230	-
John Hunt	$59,000	$125,230	(2)	-	$184,230	-
J. Link Leavens	$60,000	$125,230	(2)	-	$185,230	-
Dorcas H. Thille	$56,000	$125,230	(2)	-	$181,230	-
Donald Sanders	$62,000	$125,230	(2)	-	$187,230	-
Michael DiGregorio	$64,000	$125,230	(2)	-	$189,230	8,000
Scott Van Der Kar	$60,000	$125,230	(2)	-	$185,230	-
James Helin	$59,000	$125,230	(2)	-	$184,230	-
Total	$739,000	$1,502,760		$-	$2,241,760	20,000

(1)

Valuation is based on the dollar amount of restricted stock/option grants recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 with respect to fiscal 2019.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be realized by the directors with respect to these awards.  The assumptions we used with respect to the valuation of option grants are set forth in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for year ended October 31, 2019.

(2)

The grant date fair value of restricted stock granted during fiscal year 2019 for all non-employee directors, computed in accordance with FASB ASC Topic 718, was $1,502,760.  Such grant vested in full on January 2, 2020.  The market price of our common stock at the grant date was $71.56.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are thirteen nominees for election to our Board this year.  All of the nominees have served as directors since the last annual meeting.  Each director is elected annually to serve until the next annual meeting or until his or her successor is elected.  There are no family relationships among our executive officers and directors.

The thirteen director candidates receiving the highest number of affirmative votes at the annual meeting will be elected. If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

If you sign your proxy or voting instruction card, but do not give instructions with respect to voting for directors, your shares will be voted for the thirteen persons recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors.  If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the thirteen persons who will be voted upon at the annual meeting.  See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors.  In the event that any nominee should become unavailable, however, the proxy holders, Mr. Cole and Mr. Leavens, will vote for a nominee or nominees designated by the Board.

Lecil E. Cole

Director Since: 1982

Board Committees: Executive (Chair)

Age: 80

Position, Principal Occupation, and Professional Experience:

Mr. Cole served as our Chairman of the Board of Directors, Chief Executive Officer and President since February 1999.  Mr. Cole retired as our Chief Executive Officer on January 31, 2020 and retired as Chairman of the Board of Directors on February 27, 2020 while remaining as a director. He served as an executive of Safeway Stores from 1964 to 1976 and as the Chairman of Central Coast Federal Land Bank from 1986 to 1996.  Mr. Cole has served as the Chairman and President of Hawaiian Sweet Inc. and Tropical Hawaiian Products, Inc. since 1996 (both of these entities were acquired by Calavo in 2008).  Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised. As of January 31, 2020,

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Cole’s vast and diverse history with Calavo, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of our day-to-day operations.  Mr. Cole also provides great insight as to how Calavo grew into the organization that it is today.  His institutional knowledge is an invaluable asset to the Board in effecting its oversight of Calavo and its path into the future.

James D. Helin

Director Since: 2011

Board Committees: Nominating and Corporate Governance

Age: 77

Position, Principal Occupation, and Professional Experience:

Mr. Helin is a management consultant with JDH Associates and has over 40 years of experience in consumer marketing on numerous national packaged goods brands.  Additionally, Mr. Helin has a wide range of agricultural commodity expertise in both senior executive management and marketing management.  He has served as a board member on numerous companies’ boards of directors.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Helin’s wide array of experience in the business world give the Board a unique perspective.  Mr. Helin’s collective experiences allow him to better appreciate the issues management faces.

Donald M. Sanders

Director Since: 2002

Board Committees: Executive

Age: 72

Position, Principal Occupation, and Professional Experience:

Mr. Sanders has served as President and Owner of S&S Grove Management Services, Inc. since 1991.  In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocado orchards.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Sander’s diverse experience in the agriculture industry has provided the Board vast insight and understanding that has assisted the Board’s oversight of Calavo.

Michael A. DiGregorio

Director Since: 2013

Board Committees: Audit, Nominating and Corporate Governance, and Compensation

Age: 65

Position, Principal Occupation, and Professional Experience:

Mr. DiGregorio has spent the past 30 years in senior financial and operating capacities in domestic and international markets. A CPA by background, he has been CFO of public and private companies, including Korn Ferry, St. John Knits, Jafra Cosmetics, The Wackenhut Corporation, Atlantis Plastics and Gillette Iberia. He has also served as president of two large organizations. 13 of those years were spent working with private equity groups, in which he helped transform underperforming companies and helped add significant market value to these enterprises. Mr. DiGregorio has also served on the board of directors for Ironclad Performance Wear Corp. (OTC: ICPWQ), Virco Manufacturing Corp. (NASDAQ: VIRC) and other private organizations.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DiGregorio’s 30-year experience in financial and operating capacities is very beneficial to the Board and Calavo as a whole. Mr. DiGregorio’s vast experiences and successes in the business world are also an invaluable asset to the Board as it evaluates not only the Company’s present circumstances, but the direction it will head in the future.

Scott Van Der Kar

Director Since: 1994

Board Committees: Executive

Age: 65

Position, Principal Occupation, and Professional Experience:

Mr. Van Der Kar has served as the manager of his family’s farm, Pinehill Ranch, since 1978.  The Van Der Kar family farms approximately 100 acres of avocados and has been delivering avocados to Calavo since 1959.  He is a current member of the board of the Land Trust for Santa Barbara County, a director of the Saticoy Lemon Association and is a former director of the Santa Barbara County Farm Bureau, the Santa Barbara Workforce Investment Board, and the Santa Barbara County Agricultural Advisory Board.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Van Der Kar’s diverse experience in the agriculture industry has provided the Board with valuable insight and understanding that has assisted the Board’s oversight of Calavo.

J. Link Leavens

Director Since: 1987

Board Committees: Executive

Age: 68

Position, Principal Occupation, and Professional Experience:

On February 27, 2020, Mr. Leavens was appointed Chairman of the Board of Directors. Mr. Leavens is the President and CEO of Leavens Ranches, LLC that farms 1,200 acres of lemons,  avocados and grapes in Ventura and Monterey Counties.  He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee.  Leavens Ranches have been Calavo members since 1956. In addition, Mr. Leavens has degrees from Cal-Poly Pomona and an MBA from Cal Lutheran University.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Leavens’ experience in managing agricultural partnerships and properties for over 35 years provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Dorcas H. Thille

Director Since: 1986

Board Committees: Executive

Age: 88

Position, Principal Occupation, and Professional Experience:

Ms. Thille owns and operates the J.K. Thille Ranches, a 280-acre farm on which avocados, lemons and vegetables have been grown since 1949.  She is a former member of the board of the Saticoy Lemon Association, as well as a former member of the Agricultural Issues Center of the University of California.  She served on the board of the Agricultural Council of California and as chairman of the board.  In addition, she served on the University of California President’s Advisory Commission.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Thille’s history with Calavo is vital to the Board’s collective knowledge of Calavo’s operations.  Ms. Thille also provides great insight as to how Calavo grew into the organization that it is today.

John M. Hunt

Director Since: 1993

Age: 63

Position, Principal Occupation, and Professional Experience:

Mr. Hunt has served as the General Manager of Embarcadero Ranch since 1982 where he manages a 400-acre avocado and citrus ranch.  He has provided consulting and management services to other ranches in the Santa Barbara County area and has served on the Board of Directors of the Agricultural Council of California.  He has worked as an instructor at Moorpark College. While on the Board of Directors of Calavo, he has served as the Chairman of the Nominating and Governance Committee and has also served on the Audit and Compensation Committees.  Mr. Hunt owns an avocado grove near Morro Bay, California.  Mr. Hunt is also a member of the board of directors for the Saticoy Lemon Association.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hunt’s diverse experience in the agriculture industry has provided the Board with significant insight and understanding that has assisted the Board’s oversight of Calavo.

Egidio Carbone, Jr.

Director Since: 2005

Board Committees: Audit (Chair), and Nominating and Corporate Governance (Chair)

Age: 79

Position, Principal Occupation, and Professional Experience:

Mr. Carbone served as Vice-President, Finance and Corporate Secretary for Calavo from 1980 to 2002.  He was also an active CPA from 1967 to 2002 in the State of California and has taught accounting and finance at the college level.   He has served as a member of the board of directors of the California Avocado Commission from 2008 to 2018.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Carbone’s experience as Calavo’s former Vice-President, Finance and Corporate Secretary is invaluable to the insight of the Board of Directors.  Mr. Carbone’s experience is also significant to the Board and to the Audit Committee in understanding today’s complex and ever-changing accounting rules and regulations.

Harold Edwards

Director Since: 2006

Board Committees: Executive

Age: 54

Position, Principal Occupation, and Professional Experience:

Mr. Edwards has been the President and Chief Executive Officer of Limoneira Company, an agricultural, real estate and community development company, since November 2004.  Prior to joining Limoneira Company, Mr. Edwards was the President of Puritan Medical Products, a division of Airgas Inc. from January 2003 to November 2004; Vice President and General Manager of Latin America and Global Expert of Fisher Scientific International, Inc. from September 2001 to December 2002; General Manager of Cargill Animal Nutrition Philippines operations, a division of Cargill, Inc., from May 2001 to September 2001; and Managing Director of Agribrands Philippines, Inc., a division of Agribrands International (Purina) from 1999 to 2001.   Mr. Edwards is currently a member of the board of directors of the Limoneira Company (NASDAQ: LMNR) and Compass Diversified Holdings (NYSE: CODI).

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Edwards’ wide array of experiences in the business world give the Board a unique perspective on not only its business, but also the broader economy.  Mr. Edwards’ experiences as an executive of other companies allow him to better appreciate the day-to-day issues management faces, thereby allowing for better communications between the Board and management.

Steven Hollister

Director Since: 2008

Board Committees: Audit and Compensation (Chair)

Age: 62

Position, Principal Occupation, and Professional Experience:

Mr. Hollister is a Managing Member of Rocking Spade, LLC, as a diversified investor and developer, with interests in ranching, and commercial properties.  Mr. Hollister served as Vice President of Sunrise Mortgage & Investment Company, a commercial mortgage broker, from 2006 to 2013.  Mr. Hollister was the general manager of Niven Family Wine Estates from 2018-2019. Additionally, Mr. Hollister served as Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center from 2002 to 2006.  In addition, Mr. Hollister was Senior Vice President of Central Coast Farm Credit for 17 years.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hollister’s diverse business experience in finance and agriculture gives the Board insight into Calavo’s present circumstances and future direction.

Marc L. Brown

Director Since: 2010

Age: 68

Position, Principal Occupation, and Professional Experience:

Mr. Brown has been a member of TroyGould PC, a Los Angeles law firm, since 2000.  Mr. Brown brings to the Board of Directors over forty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, securities offerings, corporate governance, executive compensation, and compliance with the United States securities laws.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Brown’s extensive experience as an attorney makes him a valuable resource for our Board of Directors in its analysis of a variety of business and legal issues.

Kathleen M. Holmgren

Director Since: 2017

Board Committees: Audit and Compensation

Age: 62

Position, Principal Occupation, and Professional Experience:

Ms. Holmgren is a seasoned executive with over 35 years of experience in the storage, software, computer systems, and management consulting industries.  In her management consulting practice, she provides functional and general management expertise to her client’s business – often serving in interim executive roles.  Ms. Holmgren worked as a Senior Vice President at Sun Microsystems, CEO at Mendicino Software and was COO at Automation Anywhere. Ms. Holmgren has a bachelor’s degree in Industrial Engineering from California Polytechnic State University, and holds an MBA from Stanford University.  Ms. Holmgren was also a director of Alliance of Chief Executives.

Directors Qualifications:

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Holmgren’s

35-year experience as a high-tech executive is very beneficial to the Board and an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the thirteen nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2020.  We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP.  During fiscal 2019,  Deloitte & Touche LLP served as our independent registered public accounting firm.  See "Principal Auditor Fees and Services" on page 44.  Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be available to respond to appropriate questions and, if they desire, make a statement.

If the appointment is not ratified by our shareholders, the Board will consider whether it should select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Calavo and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), as set forth in Section 14A(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.  At the 2018 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis.  The Board determined to follow the shareholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s executive officers.  Our five named executive officers are identified below in the Summary Compensation Table.

Calavo has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Calavo’s named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation—Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.  Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2020 Proxy Statement of Calavo Growers, Inc., pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. The Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL REGARDING INDEPENDENT DIRECTOR REPRESENTATION ON THE BOARD OF DIRECTORS

The Carlson School Growth Fund, LLC, 321 19th Avenue South, Room 1-170A, Minneapolis MN 55455, beneficial owner of 2,684 shares of Calavo common stock, is the proponent of the following shareholder proposal. The Carlson School Growth Fund has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

RESOLVED that shareholders of Calavo urge the board of directors to adopt as policy, and amend our governing documents as necessary, to require the board to maintain the percentage of independent directors serving on the board at or above 70%. The board would have the discretion to phase in this policy as it sees fit, implemented so as not to violate any existing agreements.  This proposal requests that all the necessary steps be taken to accomplish the above.

SUPPORTING STATEMENT

It is the responsibility of the board of directors to protect shareholders’ long-term interests by providing independent oversight of management. A board of directors is less likely to provide rigorous independent oversight of management if a significant percentage of directors are not independent.  Having more independent directors will promote greater accountability to shareholders and will ensure that the long-term interests of shareholders are protected.

Currently our company’s board is composed of 53.8% independent directors.  A recent report by The Conference Board on corporate board practices found that 80.6% of board members in the Russell 3000 and 85.5% of board members in the S&P 500 are independent.  It is clear from this information that a higher percentage of independent directors is considered best practice by many publicly traded companies, and it is equally clear that our company is significantly below the average on this front.

In addition, recent trends in corporate governance indicate that shareholders are increasingly demanding a higher percentage of independent directors on boards.  In September 2014 only 76 companies in the S&P 500 had board with a percentage of independent directors higher than 70%.  This number has been steadily increasing throughout the years and as of September 2019, it has grown to 457 companies.  This change shows that shareholder expectations with respect to independent directorship have changed over the past 5 years and our company should strive to meet what is clearly an evolving consensus on best practices in corporate governance.

A higher percentage of independent directors can help ensure the functioning of an effective board.  The expectation for independent directorship has changed over the past 5 years and our company has not kept up with this trend. Please vote to increase the percentage of independent directors on our board to ensure that our company continues to protect the long-term interests of shareholders.

CALAVO’S STATEMENT OPPOSING THE SHAREHOLDER PROPOSAL

Calavo’s Board of Directors believes that the current composition of the Board of Directors is sufficiently independent to provide effective oversight of management and to continue to protect the long-term interests of the Company’s shareholders. This is particularly so considering the Company’s unique history and the nature of the industry in which the Company operates, both of which are distinct from other publicly traded companies. As such, the Board of Directors recommends that our shareholders vote against this proposal.

For the first 78 years of its existence, Calavo operated as a non profit growers’ cooperative, which required that all its members were growers of avocados. In 2001, Calavo’s member-shareholders elected to take the Company public. Since then, under the guidance of its management and the Board -- many of whom were then, and continue to be today, avocado growers -- Calavo has grown from a small non-profit grower’s cooperative into a publicly traded company on NASDAQ and global leader in the avocado industry. Since becoming a publicly traded company, Calavo’s share price has gone from $5.00 per share to $76.00 per share as of February 24, 2020, representing a total increase of 1,420%.

Neither NASDAQ nor the SEC requires more than a majority of directors on a board of directors to be independent, and as the Carlson School Growth Fund, LLC (the “Fund”) acknowledges in its proposal, Calavo’s Board is already comprised of a majority of directors who are considered independent under applicable NASDAQ rules. In addition, each current member of the Board’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee is independent within the meaning of applicable NASDAQ rules, with each current member of the Audit Committee and the Compensation Committee also being independent within the meaning of additional independence rules of the SEC and NASDAQ applicable to those committees. Even assuming that the statistics cited by the Fund in its supporting statement regarding the percentage of board members of other publicly traded companies are correct, the Fund provides no evidence to suggest that any increase in the percentage of independent directors in public companies is necessarily correlated with, or a direct result of, shareholder expectations, nor that it is indicative of any consensus on best practices with respect to independent directorship on public company boards. Moreover, nothing in the Fund’s supporting statement demonstrates that having a higher percentage of independent directors on the board improves corporate performance or increases shareholder value.

The growing, marketing and distribution of food products -- and particularly that of avocados -- is a unique and challenging industry and endeavor, one that necessarily requires the oversight of individuals who have meaningful experience in this specific industry. This was the reason that Calavo’s Board was originally comprised mainly of longtime avocado growers, and as demonstrated by Calavo’s sustained growth and success since becoming a publicly traded company, why Calavo believes that its current Board composition continues to best position the Company to protect its core values and its shareholders’ best interests, while also continuing to strive to maximize shareholder value.

In view of the unique nature of the industry in which Calavo operates, the Company’s sound corporate governance practices, and the sustained growth and success that the Board has overseen throughout the years, Calavo’s Board of Directors believes that the standard that would be imposed under the Fund’s proposal would not be in the best interests of the Company’s shareholders.

Accordingly, for all of the foregoing reasons, the Board of Directors unanimously recommends a vote against this proposal.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of January 31, 2020, concerning beneficial ownership by:

•	Holders of more than 5% of our common stock;
•	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and
•	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo's records, information filed with the SEC and information provided to Calavo.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of March 31, 2020 (60 days after January 31, 2020) through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned as of January 31, 2020	Percent of Common Stock Beneficially Owned as of January 31, 2020
BlackRock Inc	2,825,661	16.0%
The Vanguard Group	1,119,850	6.4
J. Link Leavens(2)	373,752	2.1
Lecil E. Cole	294,892	1.7
Limoneira Company	200,000	1.1
Scott Van Der Kar(3)	128,949	*
Dorcas H. Thille	73,607	*
John M. Hunt	32,250	*
Egidio Carbone, Jr(4)	30,054	*
James Helin	24,000	*
Steven Hollister(5)	21,850	*
Michael A. DiGregorio(6)	21,250	*
Donald M. Sanders	18,387	*
Marc L. Brown(7)	14,500	*
James Gibson	14,471	*
Kathleen M. Holmgren(8)	13,750	*
B. John Lindeman	12,391	*
Robert Wedin	11,370	*
Ronald Araiza	9,941	*
Harold Edwards(9)	8,238	*
All directors and executive officers as a group	1,103,652	6.3

*    Less than 1.0%.

(1)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information for such entities presented in the above table and the preceding sentence is based upon Schedules 13G filed by BlackRock, Inc., and The Vanguard Group with the SEC and may not reflect the current number of shares of common stock held by these entities. The address of every other person named in the above table is the address of Calavo, which is 1141-A Cummings Road, Santa Paula, CA, 93060.
(2)	Includes 282,574 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(3)	Includes 125,699 shares held by Mr. Van Der Kar as trustee in multiple family trusts.
(4)	Includes 30,054 shares held by Mr. Carbone as trustee in a family trust.
(5)	Includes 21,850 shares held by Mr. Hollister as trustee in a family trust.
(6)	Includes 6,000 shares that may be acquired upon the exercise of outstanding stock options.
(7)	Includes 2,000 shares that may be acquired upon the exercise of outstanding stock options.
(8)	Includes 6,000 shares that may be acquired upon the exercise of outstanding stock options.
(9)	Mr. Edwards is the Chief Executive Officer of Limoneira Company. Mr. Edwards disclaims beneficial ownership of any shares of our common stock that are owned by Limoneira Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities.  We believe that, during fiscal year 2019, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exceptions James Gibson (late on one Form 4 representing three transactions), Link Leavens (late on one Form 4 representing one transaction), Donald Sanders (late on one Form 4 representing two transactions), Scott Van Der Kar (late on one Form 4 representing one transaction), and Steven Hollister (late on one Form 4 representing two transactions).  In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions.  In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo.  In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

•	The extent of the related person's interest in the transaction;
•	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	The benefits to Calavo;
•

The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services; and
•	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000.  A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;
2.

Transactions valued at the lesser than $200,000 or 2% of the other company's consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;

3.	Transactions where all shareholders receive proportional benefits; and
4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

Six of our thirteen directors are controlling shareholders, partners, executive officers and/or employees of entities that market in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements during the 2019 fiscal year.  During the fiscal year ended October 31, 2019, we paid the following amounts to each of those six directors or to an entity affiliated with the director with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
Lecil E. Cole	$2,120,958
John M. Hunt(1)	610,757
Donald Sanders	146,505
Scott Van Der Kar	557,336
J. Link Leavens	5,924,408
Harold Edwards(2)	3,800,478

(1)	Amounts were paid to the Embaracadero Ranch, of which Mr. Hunt is the General Manager but is not a controlling shareholder, partner, director or executive officer
(2)	Amounts were paid to Limoneira Company, of which Mr. Edwards is the Chief Executive Officer.

We did not have any amounts due to Board members as of October 31, 2019 and 2018.

During fiscal years 2019, 2018, and 2017, we received $0.5 million, $0.4 million and $0.4 million as dividend income from Limoneira.  In addition, we lease office space from Limoneira for our corporate office.  Rent to Limoneira amounted to approximately $0.3 million for fiscal years 2019, 2018, and 2017.  Harold Edwards, who is a member of our Board of Directors, is the Chief Executive Officer of Limoneira Company. We have less than a 10% ownership interest in Limoneira.  Additionally, our Chief Executive Officer was a member of the Limoneira Board of Directors.  In December 2018, our Chief Executive Officer retired from Limoneira’s Board of Directors.

We currently have a member of our Board of Directors, Marc Brown, who also serves as a member of the law firm of  TroyGould PC, which frequently represents Calavo as legal counsel. During the years ended October 31, 2019, 2018, and 2017, Calavo Growers, Inc. paid fees totaling approximately $0.4 million, $0.2 million and $0.2 million, respectively, to TroyGould PC.  Under the corporate governance rules of The NASDAQ Stock Market, which is the stock exchange on which our common stock is listed, the amount of the fees that we paid to TroyGould PC is not sufficiently large enough to prevent Mr. Brown from being classified by us as an independent director since the fees that we paid represent a small percentage of TroyGould’s revenues.

As of October 31, 2019 and 2018, we have an equity investment of $5.8 million and $19.9 million in FreshRealm, LLC (“FreshRealm”). We record the amount of our investment in FreshRealm in “Investment in unconsolidated entities”

on our Consolidated Condensed Balance Sheets and recognize losses in FreshRealm in “Income/(loss) in unconsolidated entities” in our Consolidated Condensed Statement of Income. As of October 31, 2018, our ownership percentage in FreshRealm was approximately 37%.  In fiscal 2019, certain FreshRealm employees left the company surrendering their ownership units and, as a result, this increased our ownership percentage in FreshRealm slightly to approximately 38%.

Effective July 31, 2018, we entered into a Note and Membership Unit Purchase Agreement (“NMUPA”) with FreshRealm, pursuant to which we agreed to provide additional financing to FreshRealm, subject to certain terms and conditions.  Pursuant to the NMUPA, we entered into a $12 million Senior Promissory Note and corresponding Security Agreement with FreshRealm, effective August 10, 2018. We funded $9 million of this loan commitment during the fourth quarter of fiscal 2018 and funded the remaining loan commitment amount of $3 million during the first quarter of fiscal 2019.  During the second quarter of fiscal 2019, we amended the note related to this loan, due October 31, 2019, and, among other things, included a provision whereby we had the option to extend repayment of this note to November 1, 2020.

During our first quarter of fiscal 2019, we loaned FreshRealm $7.5 million in unsecured notes receivable.  During our second quarter of fiscal 2019, we loaned an additional $4.2 million on an unsecured basis to FreshRealm under similar terms. During our third quarter of fiscal 2019, we loaned an additional $5.4 million on an unsecured basis to FreshRealm under similar terms. During our fourth quarter of fiscal 2019, we loaned an additional $3.7 million to FreshRealm for a total outstanding principal amount of $32.8 million, not including accrued interest.  At such time, we entered into an agreement with FreshRealm wherein all of the outstanding loan amount owed by FreshRealm to us would be secured in the assets of FreshRealm.

As of October 31, 2019, we have $35.2 million in note receivables (including interest) from FreshRealm, and as of October 31, 2018, we had $9.0 million. The notes to FreshRealm, as of October 31, 2019, bear interest at the rate of 10% annually, with monthly interest payments scheduled to begin on October 31, 2020.  This first interest payment would represent interest due for the month of October 2020 only, with similar monthly payments scheduled to follow afterwards. The due date of the notes is November 1, 2021, with the Company having the option of up to two, one-year extensions (i.e. first to November 1, 2022, then to November 1, 2023). At October 31, 2019 we have a receivable of $2.4 million related to interest that we have recorded with Note receivables to FreshRealm on the balance sheet.

As of November 25, 2019, we converted approximately $2.7 million of the outstanding secured loan to FreshRealm and applied it to unsecured debt as part of a convertible note round offered by FreshRealm to its existing equity holders.    Such convertible note accrues interest at the rate of 10%.

As of January 31, 2019, three officers and five members of our Board of Directors have investments in FreshRealm.  In addition, as of October 31, 2019 and 2018, we have a loan to FreshRealm members of approximately $0.2 million. In October 2017 and December 2017, our former Chairman and Chief Executive Officer invested $7.0 million and $1.5 million, respectively, into FreshRealm.  In January 2018, one of our non-executive directors invested $1.8 million into FreshRealm. In the second quarter of fiscal 2018, two of our non-executive directors invested $1.2 million into FreshRealm. In October 2019, our former Chairman and Chief Executive Officer invested $0.5 million in FreshRealm.  In October 2019, one of our non-executive directors invested $0.2 million into FreshRealm.

The previous owners of RFG, one of whom is Mr. Gibson, have a majority ownership interest in certain entities that provide various services to RFG, specifically LIG Partners, LLC and THNC, LLC. One of RFG’s California operating entities leases a building from LIG Partners, LLC (LIG) pursuant to an operating lease. This lease with LIG was renewed in April 2019, through May 2026. RFG’s Texas operating entity leases a building from THNC, LLC (THNC) pursuant to an operating lease. In the first quarter of fiscal 2020, these facilities have been sold to a third party and Calavo’s lease has transferred to the new owners. See the following tables for the related party activity for fiscal years 2019 and 2018:

	Year ended October 31,
(in thousands)	2019	2018
Rent paid to LIG	$579	$603
Rent paid to THNC, LLC	$795	$819

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2019 fiscal year.  Those executive officers are referred to below as the “named executive officers.”

At the 2019 annual meeting of the shareholders, the shareholders, on an advisory basis, approved the compensation of the executive officers of Calavo as disclosed in Calavo’s 2019 proxy statement.  Based in part upon the results of this shareholder advisory vote, the Compensation Committee has determined to follow the shareholders’ recommendation and to continue to follow its compensation policies and procedures.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of the compensation program for our executive officers.  The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

•	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals, such as financial and operational performance, as measured by metrics, such as net income or adjusted net income.  The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash bonus awards that are based upon the achievement of objective performance goals such as net income levels, restricted stock grants, and other benefits and perquisites.  Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances. The Compensation Committee also awards discretionary cash and/or stock-based bonuses in appropriate circumstances.

We view these components of compensation as related, but distinct.  Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies.  The Compensation Committee’s most recent review occurred in January 2020.

From time to time, the Compensation Committee’s meetings include, for all or a portion of each meeting, the Committee members, our Chief Executive Officer, our Chief Financial Officer, a recording secretary and/or other Board members.  For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise.  Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based.  Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies.  As a result, the Compensation Committee, from time to time, reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies.   The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

During fiscal 2019, the Compensation Committee retained an independent management consulting company, Korn Ferry. The Compensation Committee received from Korn Ferry reports that provided analyses and recommendations regarding compensation for Calavo’s non-employee directors and executive officers, including information about compensation for peer group companies, updates on executive compensation market trends and recommendations regarding short-term and long-term executive compensation incentive programs.  Pursuant to applicable SEC and NASDAQ rules, the Compensation Committee assessed the independence of Korn Ferry and determined that it is an independent compensation consultant.  Mercer does not provide any other services to Calavo, and the Compensation Committee met with Mercer outside the presence of Calavo management.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies.  However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company.  We review base salaries for our named executive officers annually, and increases are based on our performance and individual performance.

The Compensation Committee increased our named executive officers’ base salaries for the 2019 fiscal year to the following amounts:

Executive Officer	Base Salary for Fiscal 2019
Lecil Cole	$800,000
B. John Lindeman	$425,000
James Gibson	$425,000
Ronald Araiza	$375,000
Robert Wedin	$375,000

In awarding these base salary increases, the Compensation Committee reviewed the base salaries that are paid to executive officers by the peer group companies in Korn Ferry’s compensation survey referred to above under “Review of Compensation Surveys.”  The Compensation Committee believes that this increase in executive officers’ base salaries was necessary to retain these executive officers in a competitive market.

On January 2, 2020, James Gibson, age 57, was appointed to serve as Chief Executive Officer of Calavo, with such service to commence on February 1, 2020. Mr. Gibson has served as President of Calavo’s RFG division since October 26, 2017 and previously served as Chief Operating Officer and a founder member of RFG since 2003. As previously disclosed, Calavo’s previous Chief Executive Officer, Lecil E. Cole, announced his intention to retire as Calavo’s Chief Executive Officer and President upon the appointment of a successor Chief Executive Officer.

Mr. Gibson will receive an initial annual base salary of $1,000,000. Mr. Gibson will also be eligible to participate in other compensation and benefit programs that are available to Calavo’s executive officers, including Calavo’s management incentive plan for executive officers that currently provides executive officers with annual cash and restricted stock awards in amounts that are based on the satisfaction of specified performance criteria.

Calavo and Mr. Gibson have also agreed that Mr. Gibson will receive annual equity awards with vesting to be based upon the satisfaction of performance criteria to be mutually agreed upon. The form of such awards (for example, stock options or stock grants) and the amounts of such awards have not yet been agreed upon. Mr. Gibson will also receive a lump sum payment of up to $200,000 to reimburse him for expenses incurred in connection with his relocation to Ventura County, California.

In February 2020, the Compensation Committee increased the named executive officers’ annual base salaries.  Mr. Lindeman’s base salary increased to $450,000 and the base salaries of Messrs. Araiza and Wedin increased to $390,000. In awarding these increases, the Committee primarily considered the base salaries paid by our peer companies to similarly situated executives.

The Compensation Committee believes that this increase in these base annual salaries was necessary to continue to retain these services in a competitive market.

For 2019, the base salaries accounted for approximately 31% of total compensation for our Chief Executive Officer and approximately 32% on average for our other named executive officers.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the total annual compensation of our employees and the annual total compensation of our CEO.

For 2019, our last completed fiscal year:

The Median of the annual total worldwide compensation of our employees (other than our CEO) was $4,948.

The total annual compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy was $2,590,186.

Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 523 to 1.We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO:

•

We determined that, for fiscal 2019, our employee population consisted of 5,619 individuals.  This population consisted of full time, part time and seasonal employees employed with us at any point in fiscal 2019.  55% of the total employee population was from Mexico.  The remaining 45% of the total employee population was from the United States.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $4,948. Since the median employee is located in Mexico, we converted the employee's pay from the local currency to U.S. dollars using the average published interbank exchange rate during fiscal 2019.

•	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement.

Annual Performance-Based Bonus Awards

During each fiscal year, the Compensation Committee evaluates our bonus compensation practices in light of the objectives of the compensation program.  As a result of this evaluation, the Compensation Committee determined that it was appropriate for our executive officers to be eligible to receive performance-based compensation upon the achievement of specified performance goals.  During the 2019 fiscal year, the performance-based goal was based upon our net income.  For each named executive officer, the Compensation Committee provided that the executive officer would receive a percentage of our net income if we achieved a threshold net income of $46,000,000.

The Compensation Committee believes that basing bonuses on the achievement of specified levels of net income provides a correlation between executive compensation and company performance.  A named executive officer’s entitlement to a performance-based payment is not accelerated in the event of the executive officer’s termination of employment.

For the 2019 fiscal year, the percentage of our net income that each named executive officer was entitled to receive as a performance-based bonus was as follows:

						bonus percent of net income:
Executive Officer	Net income: $46M- $48M, bonus percent of net income:	Net income: $48M- $50M, bonus percent of net income:	Net income: $50M- $52M, bonus percent of net income:	Net income: $52M- $55M, bonus percent of net income:	Net income: $55M- $58M, bonus percent of net income:	Net income: $58M- & above, bonus percent of net income:
Lecil Cole	1.30%	2.34%	2.88%	3.38%	3.49%	3.59%
B. John Lindeman	0.51%	0.97%	1.36%	1.63%	1.70%	1.76%
James Gibson	0.46%	0.89%	1.28%	1.63%	1.70%	1.76%
Ronald Araiza	0.41%	0.78%	1.13%	1.44%	1.50%	1.55%
Robert Wedin	0.41%	0.78%	1.13%	1.44%	1.50%	1.55%

Our net income for the 2019 fiscal year was $36,586,000. Excluding certain items as directed by the Compensation Committee, adjusted net income in fiscal 2019 was $52,006,000.  The Compensation Committee concluded bonuses should be awarded to each executive officer equal to the $52M-$55M tranche after taking into account the 2019 adjusted net income achieved and the need to motivate and retain executive officers.

Fifty percent of each bonus for fiscal 2019 was paid in cash, and the remaining bonus was paid in restricted stock to vest over a 36-month period, with immediate vesting upon certain events, such as death or a change in control, as defined.

The Compensation Committee awarded the following cash bonuses to the named executive officers:

Executive Officer	Cash Bonus for Fiscal 2019
Lecil Cole	$880,105
B. John Lindeman	$425,051
James Gibson	$425,051
Ronald Araiza	$375,045
Robert Wedin	$375,045

The Compensation Committee awarded the following restricted stock bonuses to the named executive officers:

Executive Officer	Stock Award ($)	Restricted Shares Granted
Lecil Cole	$880,105	10,043
B. John Lindeman	$425,051	4,851
James Gibson	$425,051	4,851
Ronald Araiza	$375,045	4,280
Robert Wedin	$375,045	4,280

These shares have full voting rights and participate in dividends as if unrestricted.  The grant date fair value of restricted stock granted during fiscal year 2019 for the executive offices computed in accordance with FASB ASC Topic 718, was $2,480,000.  The market price of our common stock at the grant date of December 18, 2019 was $87.63.  These shares vest in one-third increments, on an annual basis, beginning December 18, 2020.

In January 2020, the Compensation Committee established performance-based compensation award targets for the named executive officers for the 2020 fiscal year.  For the 2020 fiscal year, the percentage of our net income that each named executive officer may be entitled to receive as a performance-based bonus is as follows:

Executive Officer	Net income: $53M- $55M, bonus percent of net income:	Net income: $55M- $57M, bonus percent of net income:	Net income: $57M- $59M, bonus percent of net income:	Net income: $59M- $62M, bonus percent of net income:	Net income: $62M- & above bonus percent of net income:
James Gibson	0.94%	1.82%	2.63%	3.39%	4.03%
B. John Lindeman	0.42%	0.82%	1.18%	1.53%	1.81%
Robert Wedin	0.37%	0.71%	1.03%	1.32%	1.57%
Ronald Araiza	0.37%	0.71%	1.03%	1.32%	1.57%

The executive officers shown above are not eligible to receive performance-based bonuses unless adjusted net income for our 2020 fiscal year is at least $53,000,000, which the Compensation Committee concluded was the minimum adjusted net income that would result in increased shareholder value.  We anticipate that at least 50% of the performance-based bonus for fiscal 2020 shown above will be paid in restricted stock, to be vested, over a 36-month period, as well as vesting immediately upon certain events, such as death or a change in control. Adjusted net income, for performance-based bonuses purposes, will be uncapped at the percentages shown above.

The Compensation Committee reserves the right to pay discretionary bonuses to the named executive officers, depending on the facts and circumstances encountered during fiscal year 2020. Mr. Cole is not listed above given his resignation as our Chief Executive Officer and President on January 31, 2020.

Executive Officers’ Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits.  We also offer participation in our defined contribution 401(k) plan.  After three months of service, we match 100% of the participants’ contributions to their 401(k) plan, up to a maximum of 6% of compensation.  General health and welfare benefits and our defined contribution 401(k) plan are provided to substantially all of our full-time U.S. employees.  In addition, we provide a car allowance or company car to each of our named executive officers.  We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with the Chief Executive Officer the above Compensation Discussion and Analysis.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Steven Hollister, Chair

Kathleen Holmgren

Michael DiGregorio

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Lecil Cole	2019	$791,250	$880,105	$880,105	(1)	$38,726	(2)	$2,590,186
Chief Executive Officer, Chairman of the	2018	741,125	345,831	345,831		35,880		1,468,667
Board of Directors and President	2017	663,063	507,761	507,761		39,619		1,718,204
B. John Lindeman	2019	412,480	425,051	425,051	(1)	43,085	(3)	1,305,667
Chief Financial Officer and Corporate	2018	371,315	169,724	169,724		44,130		754,893
Secretary	2017	357,034	273,409	273,409		53,582		957,434
James Gibson	2019	405,785	425,051	425,051	(1)	36,993	(4)	1,292,880
President, RFG	2018	344,793	157,500	157,500		37,012		696,805
	2017	331,750	253,880	253,880		36,950		876,460
Ronald Araiza	2019	368,285	375,045	375,045	(1)	45,014	(5)	1,163,389
Vice President, Foods Sales	2018	344,793	157,500	157,500		45,015		704,808
	2017	299,270	203,800	203,800		45,449		752,319
Robert Wedin	2019	368,285	375,045	375,045	(1)	38,377	(6)	1,156,752
Vice President, Sales and Fresh Marketing	2018	344,793	157,500	157,500		38,332		698,125
	2017	331,531	253,880	253,880		40,207		879,498

(1)

Reflects amounts paid in restricted stock that were earned under the annual performance-based bonus awards and discretionary awards for officers discussed above in the Compensation Discussion and Analysis. The restricted stock with respect to services performed in the 2019 fiscal year was granted in December 2019 for all five of our executive officers and valued per FASB ASC Topic 718 totaling $2,480,000. See Equity Compensation Awards discussed above in the Compensation Discussion and Analysis.

(2)

Consists of (i) $5,740 we paid on behalf of Mr. Cole related to health insurance, (ii) $11,196 we paid to Mr. Cole related to a car allowance, (iii) $16,500 of contributions made by us to our 401(k) plan on behalf of Mr. Cole, and (iv) $5,290 we paid on behalf of Mr. Cole related to life insurance.

(3)

Consists of (i) $13,918 we paid on behalf of Mr. Lindeman related to health insurance, (ii) $11,196 we paid to Mr. Lindeman related to a car allowance (iii) $16,500 of contributions made by us to our 401(k) plan on behalf of Mr. Lindeman, and (iv) $1,471 we paid on behalf of Mr. Lindeman related to life insurance.

(4)

Consists of (i) $14,894 we paid on behalf of Mr. Gibson related to health insurance, (ii) $11,196 we paid to Mr. Gibson related to a car allowance, (iii) $8,250 of contributions made by us to our 401(k) plan on behalf of Mr. Gibson, (iv) $2,653 we paid on behalf of Mr. Gibson related to life insurance.

(5)

Consists of (i) $13,907 we paid on behalf of Mr. Araiza related to health insurance, (ii) $11,196 we paid to Mr. Araiza related to a car allowance, (iii) $16,500 of contributions made by us to our 401(k) plan on behalf of Mr. Araiza, and (iv) $3,411 we paid on behalf of Mr. Araiza related to life insurance.

(6)

Consists of (i) $6,650 we paid on behalf of Mr. Wedin related to health insurance, (ii) $11,196 we paid to Mr. Wedin related to a car allowance, (iii) $16,500 of contributions made by us to our 401(k) plan on behalf of Mr. Wedin, and (iv) $4,031 we paid on behalf of Mr. Wedin related to life insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2019

	Estimated Future Payouts				Estimated Future Payouts
	Under Non-Equity				Under Equity
	Incentive Plan Awards(1)				Incentive Plan Awards(1)(2)			Restricted
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	shares
Name	Date	($)	($)	($)	($)	($)	($)	Granted(3)
Lecil Cole Chief Executive Officer, Chairman of the Board of Directors and President	Dec. 18, 2019	$300,000	$880,000	$ No Max	$300,000	$880,000	$ No Max	10,043
B. John Lindeman Chief Financial Officer	Dec. 18, 2019	116,875	425,000	No Max	116,875	425,000	No Max	4,851
James Gibson President, RFG	Dec. 18, 2019	106,250	425,000	No Max	106,250	425,000	No Max	4,851
Ronald Araiza Vice President, Foods Sales	Dec. 18, 2019	93,750	375,000	No Max	93,750	375,000	No Max	4,280
Robert Wedin Vice President, Sales and Fresh Marketing	Dec. 18, 2019	93,750	375,000	No Max	93,750	375,000	No Max	4,280

(1)

The amounts set forth above reflect the threshold amount, the target amount and the maximum amount that each of our named executive officers could earn under our performance-based bonus plan for services performed in fiscal 2019 upon our attaining the respective net income levels discussed above under Compensation Discussion and Analysis.  The above threshold, target and maximum bonuses was set by the Compensation Committee in January 2019. The actual bonuses received by each officer are described in the Summary Compensation Table.

(2)

See the Summary Compensation Table and the discussion under Compensation Discussion and Analysis.  Each dollar amount of restricted shares reflected in the table, if earned, would be converted into a number of shares based upon the actual closing price of our common stock on the date in 2019 that the shares were issued to the executive officer.

(3)

Reflects restricted shares actually granted to our named executive officers for services performed in the 2019 fiscal year, as discussed above in the Compensation Discussion and Analysis. The restricted stock was issued in December 2019 to all five of our executive officers and valued per FASB ASC Topic 718 totaling $2,480,000. The market price of our common stock at the grant date was $87.63.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

In December 2017, Lecil Cole, B. John Lindeman, James Gibson, Ronald Araiza and Robert Wedin were granted restricted shares. These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $75.45.  These shares vest in one-third increments, on an annual basis, beginning December 18, 2018. The grant date fair value of restricted stock granted during fiscal year 2017 for executive officers was computed in accordance with FASB ASC Topic 718, was $1,493,000.

In December 2018, Lecil Cole, B. John Lindeman, James Gibson, Ronald Araiza and Robert Wedin were granted restricted shares. These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $85.67.  These shares vest in one-third increments, on an annual basis, beginning December 14, 2019. The grant date fair value of restricted stock granted during fiscal year 2018 for executive officers was computed in accordance with FASB ASC Topic 718, was $988,000.

See the following table for restricted stock shares unvested outstanding as of October 31, 2019.

	Stock Awards
Executive Officer	Number of Shares of Stock Not Yet Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Lecil Cole	16,590	$1,438,851
B. John Lindeman	6,313	$547,498
James Gibson	5,997	$520,120
Ronald Araiza	3,639	$315,582
Robert Wedin	5,997	$520,120

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2019

With respect to the named executive officers, there were no option awards in fiscal year 2019.

See the following table for restricted stock shares vested in fiscal year 2019.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lecil Cole	11,656	$1,051,356
B. John Lindeman	3,783	$338,370
James Gibson	3,650	$326,749
Ronald Araiza	1,513	$132,149
Robert Wedin	3,650	$326,749

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo's compensation policies and practices. The Compensation Committee also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2019, the members of our Compensation Committee were Steven Hollister, Kathleen Holmgren, and Michael DiGregorio, who are all non-employee directors.  None of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during or prior to the time they served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or compensation committee.

STOCK INCENTIVE PLANS OF CALAVO GROWERS, INC.

In April 2011, our shareholders approved the Calavo Growers, Inc. 2011 Management Incentive Plan (the 2011 Plan).  All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2011 Plan.  Up to 1,500,000 shares of common stock may be issued by Calavo under the 2011 Plan.  In April 2016, our shareholders reapproved the performance criteria in the 2011 Plan.

The purpose of the 2011 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2011 Plan authorizes the granting of awards in a variety of forms, including the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

•	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	“Non-qualified stock options” that are not intended to be incentive stock options; and

•	Shares of common stock that are subject to specified restrictions.

Subject to the adjustment provisions of the 2011 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2011 Plan and no person shall be granted awards under the 2011 Plan during any 12-month period that cover more than 150,000 shares of common stock.

The 2011 Plan is administered by our Compensation Committee.  The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock.  Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option.   Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock.   The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2011 Plan or of any award under the 2011 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options.  The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option.  With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option.  The 2011 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2011 Plan are generally not transferable, except by will or the laws of descent and distribution.  Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The Board of Directors may, at any time, amend, discontinue or terminate the 2011 Plan.  With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock.  No amendment or suspension of the 2011 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

Officers are required to own at least 4,000 shares of Calavo common stock.  If an Officer does not own 4,000 shares, the Officer must retain 60% of awarded shares, once vested, until the date that the Officer owns at least 4,000 shares of Common stock.  Once the Officer owns at least 4,000 shares of Common Stock, the Officer shall not be required to retain any awarded shares, once vested, so long as the Officer at all times thereafter continues to own at least 4,000 shares of Common Stock during the period that he or she is a director of Calavo.

Recoupment of Awards

If, due to the material noncompliance of the Company with any financial reporting requirement of the United States securities laws, rules and regulations, the Company is required to prepare an accounting restatement of its financial statements, the Company shall take the following actions with respect to each Award that was granted under the Plan during the three-year period preceding the date on which the Company becomes required to prepare such restatement, regardless as to whether such restatement is attributable to any Participant’s or other Person’s negligence, fraud or other misconduct:

(i)

If an Award is unpaid, unvested or unexercised, the Company shall cancel all or a portion of the Award, if and to the extent that the Committee determines that the Award to the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the Award that the Participant would have received based upon the Company’s restated financial statements;

(ii)

If any Shares have been issued by the Company to the Participant under the Award and have vested, the Participant shall be required to transfer to the Company, for no consideration, all or a portion of such Shares or a cash amount equal to the Fair Market Value of such Shares as of the date of the restated

financial statements, if and to the extent that the Committee determines that the Award of such Shares received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the Shares that the Participant would have received based upon the Company’s restated financial statements; and

(iii)

If an Award has been paid in cash by the Company to the Participant under the Award, the Participant shall be required to return to the Company, for no consideration, all or a portion of such cash, if and to the extent that the Committee determines that the Award of such cash payment received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the cash payment that the Participant would have received based upon the Company’s restated financial statements.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020.  Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Deloitte & Touche LLP

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP and Ernst & Young LLP for fiscal 2019 and 2018 (in thousands).

	2019	2018
Audit Fees (1)	$1,620	$1,510
Audit-Related Fees	-	-
All Other Fees	-	-
Tax Fees (2)	441	391
Total	$2,061	$1,901

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)

For fiscal year 2019, tax fees principally included tax compliance fees of approximately $327,000, and tax advice fees totaling approximately $114,000.  For fiscal year 2018, tax fees principally included tax compliance fees of approximately $305,000, and tax advice fees totaling approximately $86,000.

All services rendered by Deloitte & Touche LLP were approved by the Audit Committee.  The Audit Committee has adopted an approval policy that requires the pre-approval by the audit committee of all services to be performed for us by Deloitte & Touche LLP.  The policy authorizes the Audit Committee to delegate to one or more of its members approval authority with respect to permitted services.  Pursuant to this policy, the Board delegated such authority to the Chairman of the Audit Committee.  All approval decisions must be reported to the Audit Committee at its next meeting.  The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has the responsibilities set forth in the Audit Committee Charter which include but are not limited to, representing and assisting the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management.  The Audit Committee also manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee).  The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process.  Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.  The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the "PCAOB").

3.  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

4.  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Egidio Carbone, Chairman

Michael DiGregorio

Steven Hollister

Kathleen Holmgren

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2019, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN OR ORAL REQUEST TO CALAVO GROWERS, INC., 1141-A CUMMINGS ROAD, SANTA PAULA, CALIFORNIA 93060, TELEPHONE (805) 525-1245, ATTENTION B. JOHN LINDEMAN.  WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE.  THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2020

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Lecil E. Cole and J. Link Leavens, and each of them, as the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held at 15765 W. Telegraph Road, Santa Paula, California, 93060 on Wednesday, April 22, 2020 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE THIRTEEN DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT AND (4) “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING INDEPENDENT DIRECTOR REPRESENTATION.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 AND “AGAINST” PROPOSAL 4 LISTED ON THE REVERSE SIDE OF THIS PROXY.   IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	☐	FOR ALL NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT (To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” box and strike a line through the name(s) of the nominee(s) below)	☐	*CUMULATIVE VOTING ELECTION

* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times thirteen.  For example, if you own 100 shares, you are entitled to cast 1,300 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Lecil E. Cole		Votes FOR
Steven Hollister		Votes FOR
James D. Helin		Votes FOR
Donald M. Sanders		Votes FOR
Marc L. Brown		Votes FOR
Michael A. DiGregorio		Votes FOR
Scott Van Der Kar		Votes FOR
J. Link Leavens		Votes FOR
Dorcas H. Thille		Votes FOR
John M. Hunt		Votes FOR
Egidio Carbone, Jr.		Votes FOR
Harold Edwards		Votes FOR
Kathleen M. Holmgren		Votes FOR
Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2020

5. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting and at any and all adjournments or postponements thereof.  The Board of Directors, at present, know of no other business to be presented at the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. SHAREHOLDER PROPOSAL REGARDING INDEPENDENT DIRECTOR REPRESENTATION
☐	FOR	☐	AGAINST	☐	ABSTAIN

I (WE) WILL	☐	WILL NOT	☐	ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2020

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card.  Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.